[The following quarterly financial report was printed in a 11 x 8 1/2 landscape presentation. While five (5) pages are presented here, the actual report produced was a one page 3-fold format.]

                     April 30, 1997


Dear Shareholder:

     We are pleased to inform you that for the seventh consecutive quarter, the Board of Directors has declared a dividend. Your first quarter dividend remains $.10 per share, up from $.083 per share during 1996.

     Abigail  Adams  National  Bancorp,  Inc.
reported net income of $249,000 for the first
quarter  of 1997,  up from  $238,000  for the
first quarter of 1996. Total assets and total
loans  have  also  increased  over the  prior
year,  both growing over 30% to  $116,000,000
and $78,600,000, respectively. As always, we continue to maintain our well- capitalized status (the top capital rating).

     We   remain   strongly    committed   to
expanding our branching network. Our new full service branch at 1604 17th Street, Dupont
Circle East, in the District of Columbia is living up to expectations in its contribution to our total banking network. We have already opened an ATM at the corner of 7th and H
Streets in Chinatown, the site of our newest full service branch which is scheduled to open this fall. The completion of the branch coincides with the opening of the new MCI
Arena across the street. Other branches are in the planning stages.

     We   take    satisfaction    in    these
accomplishments  as  well  as in  our  twenty
years of outstanding service to our community
of  customers.   Over  the  years,   we  have
faithfully  served  the  needs  of our  small
business,    commercial   real   estate   and
non-profit  customers,  offering a high level
of    personalized    service   without   the
bureaucracy of a large bank environment. We appreciate our customers' business and value each as important.

     If you are not  already  banking  at the
Adams  National  Bank,   please  support  the
growth of your  stock by doing so. We believe
you   will   find  it  a  most   satisfactory
experience.



                   Sincerely,

                   /s/ Barbara Davis Blum
                   ----------------------
                   Barbara Davis Blum
                   Chairwoman, President &CEO

[Page: Outside back right page or folded inside right page]

The
Adams
National Bank

1627 K Street, NW
Washington, DC 20006
(202) 466-4090
www.adamsbank.com.


Branch Locations            Board of Directors

Main Office                 Barbara Davis Blum
1627 K Street, NW           Chairwoman, President and
Washington, DC 20006        Chief Executive Officer
(202) 466-4090              The Adams National Bank

Dupont Circle East          Shireen L. Dodson
1604 17th Street NW         Assistant Director
Washington, DC 20009        Center for African American
(202) 466-4090              History and Culture
                             Smithsonian Institution
Georgetown
2905 M Street, NW           Susan Hager
Washington, DC 20007        Chairwoman and
(202) 466-4090              Chief Executive Officer
                            Hager Sharp, Inc.
Union Station
50 Massachusetts Ave, NE    Jeanne D. Hubbard
Washington, DC 20002        Executive Vice President
(202) 466-4090              First Sentry Bank (W. Va.)

MCI Center/CHinatown        Clarence L. James, Jr., Esquire
(Opening Fall, 1997)        Executive Director
802 Seventh Street, NW      Executive Leadership Council
Washington, DC 20001
                            Steve Protulis
                            Executive Director
                            National Council of
                            Senior Citizens

                            Marshall T. Reynolds
                            Chairman & President
                            Champion Industries, Inc.

                            Robert L. Shell, Jr.
                            Chief Executive Officer
                            Guyan International

                            Dana B. Stebbins, Esquire
                            Partner
                            Wilkes, Artis, Hedrick & Lane

                            Susan J. Williams
                            President
                            Bracy Williams & Company

FDIC
Equal Housing Lender
[Union logo 'bug' here]

[Page: Outside back middle page.]

          VISION LEADERSHIP STRATEGY








   [Mural Artwork appears here in the background]





                      20
     Abigail Adams National Bancorp, Inc.
                    years



        In The National Capital Region



























             First Quarter Report

                March 31, 1997


[Page: Outside back left page or the left folded front cover]

Balance Sheet       Abigail Adams National Bancorp, Inc.
--------------------------------------------------------
($ IN THOUSANDS)
(UNAUDITED)

                                            March 31,
                                     1997              1996
------------------------------------------------------------
Assets:
Cash and due from banks           $   6,293        $   4,478
Short-term investments                9,354           11,337
Securities (market value of
  $20,580 and $12,624 in 1997
  and 1996, respectively)            20,592           12,561
Loans                                78,632           60,215
 Less:  Allowance for loan losses    (1,095)          (1,262)
                                     ------           ------
  Loans, net                         77,537           58,953
Other assets                          2,243            1,560
                                      -----            -----
     Total assets                 $ 116,019        $  88,889
                                  =========        =========

Liabilities and
  Stockholders' Equity:
Deposits                          $  97,545        $  78,812
Short-term borrowings                 2,904            2,233
Long-term debt                        1,122              168
Other liabilities                     1,219              887
                                      -----              ---
     Total liabilities              102,790           82,100
Stockholders' equity                 13,229            6,789
                                     ------            -----
     Total liabilities and
       stockholders' equity       $ 116,019        $  88,889
                                  =========        =========



Selected Data            Abigail Adams National Bancorp, Inc.
-------------------------------------------------------------
March 31, 1997 and 1996
(UNAUDITED)


                                           1997         1996
-------------------------------------------------------------
Allowance for loan losses as a
  percentage of loans                     1.39%         2.10%
Average equity to average assets         12.47%         7.67%
Return on average assets                   .95%         1.09%
Net interest margin                       5.26%         5.35%



[Page: Inside left page.]

Statement of Income        Abigail Adams National Bancorp, Inc.
--------------------------------------------------------------
($ IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

                                               Years ended:
                                                 March 31,
                                             1997        1996
--------------------------------------------------------------
Interest income:
  Interest and fees on loas                 $ 1,697   $ 1,509
  Interest on securities                        333       182
  Interest on short-term investments             72       116
                                             -------   ------
    Total interest income                     2,102     1,807

Interest expense:
  Interest on deposits                          753       682
  Interest on short-term borrowings              33        29
  Interest on long-term debt                     20         3
                                             -------   ------
    Total interest expense                      806       714
                                             -------   ------

    Net interest income                       1,296     1,093

Other income:
  Service charges on deposits                   291       173
  Other income                                   11        12
                                              ------    -----
    Total other income                          302       185

Other expense:
  Salaries and employee benefits                538       432
  Net occupancy expense                         229       172
  Professional fees                              65        42
  Data processing expense                        97        87
  Other operating expense                       271       168
                                             -------    -----
    Total other expense                       1,200       901
                                             -------   ------

    Income before taxes                         398       377

Income tax expense                              149       139
                                             ------     -----
    Net income                              $   249  $    238
                                            =======  ========
    Net income per share                    $   .15   $   .28
                                            =======   =======

    Weighted average number of shares
       used to compute EPS               1,630,165     860,940

[Page: Inside middle page]              [Page: Inside right page]